Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

$28.9 Million Data Center

Tampa, FL (July 15, 2011). Carter Validus Mission Critical REIT, Inc. (“CV REIT”) announced today that it has acquired a $28.9 million data center in Richardson, Texas.

The property is 100% leased by a Standard & Poor’s AA rated (as of November 2010) national health organization. The company, which wishes to remain anonymous for security reasons, operates in 19 states and includes 72 hospitals; 40 long-term care, assisted- and residential-living facilities; two community health-services organizations; and home health agencies. With annual revenues of approximately $9 billion, the tenant is one of the nation’s largest health care organizations.

John Carter, CEO of Carter Validus Mission Critical REIT stated, “We are thrilled to acquire this data center as we believe it fits perfectly within our mission critical investment strategy. The property is a well-located data center leased to an investment-grade healthcare tenant. We were able to acquire this property at a purchase price and with financing terms that support our declared distribution rate.”

The 20,000 square foot facility is located on 1.52 acres in the Dallas-Fort Worth area in an established technology corridor. The data center supports the deployment of technology infrastructure equipment on over 10,000 square feet of 36 inch raised floor space. There are diverse feeds from two power substations that provide redundant power supporting 1.68 megawatts of critical load power (expandable to 2.25 megawatts). Additionally, dual generators and a resilient air cooled chiller infrastructure contribute to increased reliability in support of continuous 24/7/365 operations.

Carter Validus Mission Critical REIT, Inc. is a public, non-traded REIT. The REIT intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions on mission critical assets in three distinct real estate sectors: data centers, healthcare and education.

This is not an offer or a solicitation of an offer to buy the securities described herein. Such an offer can be made only by means of a prospectus. Investment performance is not guaranteed. This is a speculative security and as such, involves a high degree of risk.